Exhibit 99.1

CONTACT:
Debra McConnell
Global Communications                        FOR IMMEDIATE RELEASE
(508) 390-2323                            Wednesday, May 22, 2024

THE TJX COMPANIES, INC. REPORTS Q1 FY25 RESULTS; COMP STORE SALES GROWTH OF 3% AT HIGH-END OF PLAN; PRETAX PROFIT MARGIN OF 11.1% AND DILUTED EPS INCREASE OF 22% BOTH WELL ABOVE PLAN; RAISES FY25 PRETAX PROFIT MARGIN AND EPS GUIDANCE

•Q1 consolidated comparable store sales increased 3%, at the high-end of the Company’s plan, and were entirely driven by an increase in customer transactions
•Q1 pretax profit margin of 11.1%, up 0.8 percentage points versus last year and well above the Company’s plan
•Q1 diluted earnings per share of $.93, up 22% versus last year and well above the Company’s plan
•Returned $886 million to shareholders in Q1 through share repurchases and dividends
•Increases outlook for FY25 pretax profit margin and earnings per share

Framingham, MA – The TJX Companies, Inc. (NYSE: TJX), the leading off-price apparel and home fashions retailer in the U.S. and worldwide, today announced sales and operating results for the first quarter ended May 4, 2024. Net sales for the first quarter of Fiscal 2025 were $12.5 billion, an increase of 6% versus the first quarter of Fiscal 2024. Consolidated comparable store sales increased 3%. Net income for the first quarter of Fiscal 2025 was $1.1 billion and diluted earnings per share were $.93, up 22% versus $.76 in the first quarter of Fiscal 2024.

CEO and President Comments

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “I am very pleased with our first quarter performance. Overall comp store sales increased 3%, at the high-end of our plan, and both profitability and earnings per share were well above our expectations. Our teams across the Company executed on our initiatives and were laser-focused on delivering consumers exciting values on great brands and fashions and a treasure-hunt shopping experience, every day. We saw comp sales growth at every division entirely driven by customer transactions, which underscores the strength of our value proposition. This also gives us confidence in our ability to gain market share across all of our geographies. The second quarter is off to a good start and we see numerous opportunities for our business for the balance of the year that we plan to pursue. Longer term, we are excited about the potential we see to drive customer transactions and sales, capture additional market share, and increase the profitability of TJX.”

Comparable Store Sales by Division

The Company’s comparable store sales by division for the first quarter of Fiscal 2025 and Fiscal 2024 were as follows:

First Quarter Comparable Store Sales[1]
	FY2025	FY2024

Marmaxx (U.S.)[2]	+2%	+5%
HomeGoods (U.S.)[3]	+4%	-7%
TJX Canada	+4%	+1%
TJX International (Europe & Australia)	+2%	+4%

TJX	+3%	+3%
1Comparable store sales excludes e-commerce. 2Includes TJ Maxx, Marshalls, and Sierra stores. 3Combination of HomeGoods and Homesense stores.

Net Sales by Division

The Company’s net sales by division for the first quarter of Fiscal 2025 and Fiscal 2024 were as follows:

	First Quarter Net Sales ($ in millions)[1]		First Quarter FY2025 Reported Sales Growth	First Quarter FY2025 Sales Growth on a Constant Currency Basis[2]
	FY2025	FY2024

Marmaxx (U.S.)[3]	$7,750	$7,366	+5%	N.A.
HomeGoods (U.S.)[4]	$2,079	$1,966	+6%	N.A.
TJX Canada	$1,113	$1,038	+7%	+8%
TJX International (Europe & Australia)[5]	$1,537	$1,413	+9%	+7%

TJX	$12,479	$11,783	+6%	+6%
1Net sales in TJX Canada and TJX International include the impact of foreign currency exchange rates. 2Reflects net sales adjusted for the impact of foreign currency; see Impact of Foreign Currency Exchange Rates, below. 3Includes TJ Maxx, Marshalls, and Sierra stores as well as their e-commerce sites. 4Combination of HomeGoods and Homesense stores (and homegoods.com for FY2024 only). 5Combination of TK Maxx and Homesense stores, as well as TK Maxx e-commerce sites in Europe.

Margins

For the first quarter of Fiscal 2025, the Company’s pretax profit margin was 11.1%, up 0.8 percentage points versus last year’s first quarter pretax profit margin of 10.3%. This was well above the Company’s plan primarily due to a larger-than-expected benefit from lower freight costs, a reserve release, and higher net interest income.

Gross profit margin for the first quarter of Fiscal 2025 was 30.0%, a 1.1 percentage point increase versus the first quarter of Fiscal 2024. This year-over-year increase was driven by a benefit from lower freight costs and favorable markon.

Selling, general and administrative (SG&A) costs as a percent of sales for the first quarter of Fiscal 2025 were 19.2%, a 0.2 percentage point increase versus the first quarter of Fiscal 2024. This year-over-year increase was due to incremental store wage and payroll costs.

Net interest income benefitted first quarter Fiscal 2025 pretax profit margin by 0.1 percentage point versus the prior year.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates. Given the global operations of the Company, to facilitate comparability, the Company has provided sales growth and inventory on a constant currency basis, which assumes a constant exchange rate between periods for translation based on the rate in effect for the prior period.

The movement in foreign currency exchange rates had a neutral impact on the Company’s net sales growth in the first quarter of Fiscal 2025 versus the prior year. The overall net impact of foreign currency exchange rates had a $.01 positive impact on first quarter Fiscal 2025 diluted earnings per share.

A table detailing the impact of foreign currency on TJX’s net sales and pretax margins, as well as those of its international businesses, can be found in the Investors section of TJX.com.

The foreign currency exchange rate impact to diluted earnings per share does not include the impact currency exchange rates have on various transactions, which the Company refers to as “transactional foreign exchange.”

Inventory

Total inventories as of May 4, 2024 were $6.2 billion, compared to $6.4 billion at the end of the first quarter of Fiscal 2024. Consolidated inventories on a per-store basis as of May 4, 2024, including distribution centers, but excluding inventory in transit, the Company’s e-commerce sites, and Sierra stores, were down 5% on both a reported and constant currency basis. Inventory on a constant currency basis reflects inventory adjusted for the impact of foreign currency exchange rates, if any, as described above. The Company is pleased with its in-store inventory levels and is confident it is well-positioned to take advantage of the outstanding availability of quality, branded merchandise in the marketplace and flow fresh goods to its stores and online throughout the spring and summer.

Cash and Shareholder Distributions

For the first quarter of Fiscal 2025, the Company generated $737 million of operating cash flow and ended the quarter with $5.1 billion of cash.

During the first quarter of Fiscal 2025, the Company returned a total of $886 million to shareholders. The Company repurchased $509 million of TJX stock, retiring 5.3 million shares, and paid $377 million in shareholder dividends during the quarter.

The Company continues to expect to repurchase approximately $2.0 to $2.5 billion of TJX stock during the fiscal year ending February 1, 2025. The Company may adjust the amount purchased under this plan up or down depending on various factors. The Company remains committed to returning cash to its shareholders while continuing to invest in the business to support the near- and long-term growth of TJX.

Second Quarter and Full Year Fiscal 2025 Outlook

For the second quarter of Fiscal 2025, the Company is planning consolidated comparable store sales to be up 2% to 3%, pretax profit margin to be in the range of 10.4% to 10.5%, and diluted earnings per share to be in the range of $.88 to $.90.

For the full year Fiscal 2025, the Company continues to plan consolidated comparable store sales to be up 2% to 3%. The Company is increasing its outlook for pretax profit margin to be in the range of 11.0% to 11.1% and increasing its diluted earnings per share outlook to be in the range of $4.03 to $4.09.

Stores by Concept

During the fiscal quarter ended May 4, 2024, the Company increased its store count by 18 stores overall to a total of 4,972 stores and increased square footage by 0.3% versus the prior quarter.

	Store Locations[1] First Quarter FY2025		Gross Square Feet First Quarter FY2025 (in millions)
	Beginning	End	Beginning	End

In the U.S.:
TJ Maxx	1,319	1,322	35.7	35.7
Marshalls	1,197	1,201	33.7	33.8
HomeGoods	919	922	21.4	21.5
Sierra	95	97	2.0	2.0
Homesense	55	59	1.5	1.6
In Canada:
Winners	302	303	8.2	8.3
HomeSense	158	158	3.7	3.7
Marshalls	106	106	2.8	2.8
In Europe:
TK Maxx	644	644	17.9	17.9
Homesense	79	78	1.5	1.5
In Australia:
TK Maxx	80	82	1.7	1.7

TJX	4,954	4,972	130.1	130.5
1Store counts above include both banners within a combo or a superstore.

About The TJX Companies, Inc.

The TJX Companies, Inc., a Fortune 100 company, is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. Our mission is to deliver great value to customers every day. We do this by offering a rapidly changing assortment of quality, fashionable, brand name, and designer merchandise at prices generally 20% to 60% below full-price retailers’ regular prices on comparable merchandise. We operate over 4,900 stores across nine countries, including TJ Maxx, Marshalls, HomeGoods, Homesense, and Sierra in the U.S.; Winners, HomeSense, and Marshalls in Canada; TK Maxx and Homesense in Europe, and TK Maxx in Australia. We also operate e-commerce sites for TJ Maxx, Marshalls, and Sierra in the U.S. and three sites for TK Maxx in Europe. Our value mission extends to our corporate responsibility efforts, which are focused on supporting our Associates, giving back in the communities we serve, the environment, and operating responsibly. Additional information about TJX’s press releases, financial information, and corporate responsibility are available at TJX.com.

First Quarter Fiscal 2025 Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call to discuss the Company’s first quarter Fiscal 2025 results, operations, and business trends. A real-time webcast of the call will be available to the public at TJX.com. A replay of the call will also be available by dialing (866) 367-5577 (toll free) or (203) 369-0233 through Tuesday, May 28, 2024, or at TJX.com.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Non-GAAP financial measures refer to financial information adjusted to exclude or include, as applicable, from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP), items identified in this press release. Non-GAAP financial measures used in this press release include sales growth on a constant currency basis, and inventory on a constant currency basis. The Company believes that the presentation of adjusted financial measures is useful to investors as it provides additional information on comparisons between periods by excluding certain items that affect overall comparability. The Company uses these non-GAAP financial measures for business planning purposes, to consider underlying trends of its business, and in measuring its performance relative to others in the market, and believes presenting these measures also provides information to investors and others for understanding and evaluating trends in the Company’s operating results or measuring performance in the same manner as the Company’s management. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The use of these non-GAAP financial measures may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of TJX.com after they are no longer available by telephone, as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at TJX.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

Various statements made in this release are forward-looking, and are inherently subject to a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements, including, among others, statements regarding the Company’s anticipated operating and financial performance, business plans and prospects, dividends and share repurchases, second quarter and Fiscal 2025 outlook. These statements are typically accompanied by the words “aim,” “anticipate,” “aspire,” “believe,” “continue,” “could,” “should,” “estimate,” “expect,” “forecast,” “goal,” “hope,” “intend,” “may,” “plan,” “project,” “potential,” “seek,” “strive,” “target,” “will,” “would,” or similar words, although not all forward-looking statements contain these identifying words. Each forward-looking statement contained in this press release is inherently subject to risks, uncertainties and potentially inaccurate assumptions that could cause actual results to differ materially from those expressed or implied by such statement. We cannot guarantee that the results and other expectations expressed, anticipated or implied in any forward-looking statement will be realized. Applicable risks and uncertainties include, among others, execution of buying strategy and inventory management; customer trends and preferences; competition; various marketing efforts; operational and business expansion; management of large size and scale; merchandise sourcing and transport; data security and maintenance and development of information technology systems; labor costs and workforce challenges; personnel recruitment, training and retention; corporate and retail banner reputation; evolving corporate governance and public disclosure regulations and expectations with respect to environmental, social and governance matters; expanding international operations; fluctuations in quarterly operating results and market expectations; inventory or asset loss; cash flow; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; real estate activities; economic conditions and consumer spending; market instability; severe weather, serious disruptions or catastrophic events; disproportionate impact of disruptions during this fiscal year; commodity availability and pricing; fluctuations in currency exchange rates; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; outcomes of litigation, legal proceedings and other legal or regulatory matters; quality, safety and other issues with our merchandise; tax matters; and other factors set forth under Item 1A of our most recent Annual Report on Form 10-K, as well as other information we file with the Securities and Exchange Commission ( “SEC”).

We caution investors, potential investors and others not to place considerable reliance on the forward-looking statements contained in this release. You are encouraged to read any further disclosures we may make in our future reports to the SEC, available at www.sec.gov, on our website, or otherwise. Our forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update or revise any of these statements, unless required by law, even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Millions Except Per Share Amounts)

	Thirteen Weeks Ended
	May 4, 2024	April 29, 2023

Net sales	$12,479	$11,783

Cost of sales, including buying and occupancy costs	8,739	8,374
Selling, general and administrative expenses	2,400	2,238
Interest (income) expense, net	(50)	(37)

Income before income taxes	1,390	1,208
Provision for income taxes	320	317

Net income	$1,070	$891

Diluted earnings per share	$0.93	$0.76

Cash dividends declared per share	$0.3750	$0.3325

Weighted average common shares – diluted	1,146	1,165

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	May 4, 2024	April 29, 2023

Assets:
Current assets:
Cash and cash equivalents	$5,059	$5,025
Accounts receivable and other current assets	1,132	1,129
Merchandise inventories	6,218	6,441

Total current assets	12,409	12,595

Net property at cost	6,622	5,899

Operating lease right of use assets	9,499	9,177
Goodwill	95	95
Other assets	1,054	915

Total assets	$29,679	$28,681

Liabilities and shareholders' equity:
Current liabilities:
Accounts payable	$4,072	$4,304
Accrued expenses and other current liabilities	4,413	4,121
Current portion of operating lease liabilities	1,615	1,609
Current portion of long-term debt	—	500

Total current liabilities	10,100	10,534

Other long-term liabilities	894	865
Non-current deferred income taxes, net	156	133
Long-term operating lease liabilities	8,164	7,867
Long-term debt	2,863	2,860

Shareholders’ equity	7,502	6,422

Total liabilities and shareholders' equity	$29,679	$28,681

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	Thirteen Weeks Ended
	May 4, 2024	April 29, 2023
Cash flows from operating activities:
Net income	$1,070	$891
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	264	232
Deferred income tax provision	24	16
Share-based compensation	38	34
Changes in assets and liabilities:
(Increase) in accounts receivable and other assets	(32)	(37)
(Increase) in merchandise inventories	(266)	(624)
(Increase) decrease in income taxes recoverable	(3)	73
Increase in accounts payable	219	507
(Decrease) in accrued expenses and other liabilities	(542)	(364)
(Decrease) in net operating lease liabilities	(4)	(1)
Other, net	(31)	18
Net cash provided by operating activities	737	745

Cash flows from investing activities:
Property additions	(419)	(361)
Purchase of investments	(16)	(11)
Sales and maturities of investments	8	10
Net cash (used in) investing activities	(427)	(362)

Cash flows from financing activities:
Payments for repurchase of common stock	(509)	(492)
Cash dividends paid	(380)	(343)
Proceeds from issuance of common stock	90	28
Other	(41)	(30)
Net cash (used in) financing activities	(840)	(837)

Effect of exchange rate changes on cash	(11)	2

Net (decrease) in cash and cash equivalents	(541)	(452)
Cash and cash equivalents at beginning of year	5,600	5,477

Cash and cash equivalents at end of period	$5,059	$5,025

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Millions)

	Thirteen Weeks Ended
	May 4, 2024	April 29, 2023
Net sales:
In the United States:
Marmaxx	$7,750	$7,366
HomeGoods	2,079	1,966
TJX Canada	1,113	1,038
TJX International	1,537	1,413
Total net sales	$12,479	$11,783
Segment profit:
In the United States:
Marmaxx	$1,097	$1,028
HomeGoods	198	144
TJX Canada	137	117
TJX International	61	38
Total segment profit	1,493	1,327
General corporate expense	153	156
Interest (income) expense, net	(50)	(37)
Income before income taxes	$1,390	$1,208

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

1.During the first quarter ended May 4, 2024, the Company returned $886 million to shareholders, repurchasing and retiring 5.3 million shares of its common stock at a cost of $509 million and paid $377 million in shareholder dividends. In February 2024, the Company announced that the Board of Directors had approved a new stock repurchase program that authorizes the repurchase of up to an additional $2.5 billion of TJX common stock from time to time. Under this program and previously announced programs, TJX had approximately $3.0 billion available for repurchase as of May 4, 2024.